DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended March 31,
(in thousands, except per share)	2008	2007
Interest Income
Interest and fees on loans	$6,636	$6,074
Investment securities:
Taxable	560	787
Exempt from federal income tax	142	72
Other	33	54

Total interest income	7,371	6,987

Interest Expense
Deposits	2,760	2,760
Short-term borrowings	55	65
Other borrowed funds	214	151

Total interest expense	3,029	2,976

Net Interest Income	4,342	4,011
Provision for loan losses	150	225

Net Interest Income After Provision for Loan Losses	4,192	3,786

Noninterest Income
Services charges on deposit accounts	408	382
Other income	529	428

Total noninterest income	937	810

Noninterest Expense
Salaries and employee benefits	1,562	1,393
Net occupancy and equipment expense	352	342
Other expense	836	685

Total noninterest expense	2,750	2,420

Income before income taxes	2,379	2,176
Income taxes	714	679

NET INCOME	$1,665	$1,497

Earnings per Share - basic	$1.09	$.98

Earnings per Share - diluted	$1.06	$.95

Average shares outstanding - basic	1,522,708	1,527,418
Average shares outstanding - diluted	1,577,099	1,580,945

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands) March 31,	2008	2007
Assets
Cash and due from banks	$8,414	$6,683
Interest-bearing deposits in other banks	29	35
Federal funds sold	8,910	8,525

Total cash and cash equivalents	17,353	15,243
Mortgage loans held for sale	—	120
Investment securities available for sale	59,228	66,715

Loans (net of unearned income of $511 and $772)	345,590	308,875
Less allowance for loan losses	5,418	4,542

Net loans	340,172	304,333

Premises and equipment	6,930	5,664
Accrued interest receivable	1,884	1,696
Bank-owned life insurance	8,289	7,964
Other assets	4,064	3,257

TOTAL ASSETS	$437,920	$404,992

Liabilities
Deposits :
Noninterest-bearing	37,242	32,024
Interest-bearing	324,889	306,898

Total deposits	362,131	338,922

Short-term borrowings	13,124	12,127
Other borrowed funds	17,372	13,562
Accrued interest payable	1,734	1,584
Other liabilities	2,926	2,271

TOTAL LIABILITIES	397,287	368,466

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,576,000 and 1,571,570 shares issued	788	786
Capital surplus	5,003	4,880
Retained earnings	36,972	32,409
Accumulated other comprehensive loss	(98)	(7)
Treasury stock, at cost (53,100 and 43,000 shares)	(2,032)	(1,542)

TOTAL STOCKHOLDERS' EQUITY	40,633	36,526

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$437,920	$404,992

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2008		2007		% Increase (decrease)
Performance for the three months ended March 31,
Interest income	$7,371		$6,987		5.5%
Interest expense	$3,029		$2,976		1.8%
Net interest income	$4,342		$4,011		8.3%
Net income	$1,665		$1,497		11.2%

Shareholders' Value (per share)
Net income - basic	$1.09		$.98		11.2%
Net income - diluted	$1.06		$.95		11.6%
Dividends	$.32		$.29		10.3%
Book value	$26.68		$23.89		11.7%
Market value	$43.01		$43.00		—
Market value/book value ratio	161.2%		180.0%		(10.4)%
* Price/earnings multiple	9.9	X	11.0	X	(10.0)%
* Dividend yield	2.98%		2.70%		10.4%

Financial Ratios
* Return on average assets	1.54%		1.50%		2.7%
* Return on average equity	16.54%		16.62%		(.5)%
Shareholders' equity/asset ratio	9.28%		9.02%		2.9%
Dividend payout ratio	29.36%		29.59%		(.8)%
Nonperforming assets/total assets	.41%		.10%		310.0%
Allowance for loan loss as a % of loans	1.57%		1.47%		6.8%
* Net charge-offs/average loans	.14%		.20%		(30.0)%
Allowance for loan loss/nonaccrual loans	413.9%		1,164.6%		(64.5)%
Allowance for loan loss/non-performing loans	300.7%		1,121.5%		(73.2)%

Financial Position at March 31,
Assets	$437,920		$404,992		8.1%
Loans	$345,590		$308,875		11.9%
Deposits	$362,131		$338,922		6.9%
Stockholders' equity	$40,633		$36,526		11.2%

*	annualized